Exhibit 12

                                                   STEWART ENTERPRISES, INC.
                                                       AND SUBSIDIARIES

                                       CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    (DOLLARS IN THOUSANDS)
                                                         (UNAUDITED)





                                                                   YEARS ENDED OCTOBER 31,                         SIX MONTHS
                                                --------------------------------------------------------------        ENDED
                                                  1994       1995           1996          1997          1998      APRIL 30, 1999
                                                --------   --------       --------      --------      --------  ------------------
Earnings before income taxes................... $  42,198  $  41,500(1)   $  82,075     $ 106,477(2)  $  64,964(3) $  92,409
Fixed charges:
  Interest expense.............................     8,877     22,815         26,051        38,031        43,821       27,195
  Interest portion of lease expense............       935      1,343          1,522         2,181         3,084        1,440
                                                ---------  ---------      ---------     ---------     ---------    ---------
Total fixed charges............................     9,812     24,158         27,573        40,212        46,905       28,635

Earnings before income taxes and fixed charges. $  52,010  $  65,658(1)   $ 109,648     $ 146,689(2)  $ 111,869(3) $ 121,044
                                                =========  =========      =========     =========     =========    =========

Ratio of earnings to fixed charges.............      5.30       2.72(1)        3.98          3.65(2)       2.39(3)      4.23
                                                =========  =========      =========     =========     =========    =========

_____________________________

(1) Includes a nonrecurring, noncash charge of $17,252 recorded in connection with the vesting of the Company's performance- based stock options.
(2) Excludes cumulative effect of change in accounting principles of $2,324 (net of $2,230 income tax benefit).
(3) Includes a nonrecurring, noncash charge of $76,762 recorded in connection with the vesting of the Company's performance-based stock options.

_____________________________

During the periods presented the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.